t 99.1
Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation reports strong fourth-quarter results
and exceeds 2009 earnings forecasts

•	Company announces 2009 reported earnings of $1.08 per share and earnings from ongoing operations of $1.95 per share
•	2010 earnings forecast reaffirmed

ALLENTOWN, Pa. (Feb. 5, 2010) ― Closing the year with a strong fourth quarter, PPL Corporation (NYSE: PPL) on Friday (2/5) announced full-year earnings for 2009 that tracked well ahead of the company’s reported and ongoing earnings forecasts.

PPL’s reported earnings for 2009 were $1.08 per share, compared with $2.47 per share a year ago. Adjusting for special items, PPL’s earnings from ongoing operations for 2009 were $1.95 per share, compared with $2.02 per share for 2008.

For the fourth quarter of 2009, PPL announced reported earnings of $0.40 per share, compared with $0.74 per share a year ago. Adjusting for special items, PPL’s earnings from ongoing operations for the fourth quarter of 2009 were $0.52 per share, compared with $0.46 per share a year ago.

“Our performance this past year speaks volumes about the dedication of our people, the quality of our assets and our overall business model,” said James H. Miller, PPL’s chairman, president and chief executive officer. “Higher wholesale energy margins, solid operating performance and early cost-reduction initiatives enabled us to deliver very sound results in 2009 ― outperforming the challenging business plan that we put in place.”

Miller highlighted some significant 2009 accomplishments: generation records at certain power plants in Pennsylvania and Montana; successful transition to market-based generation prices in Pennsylvania for 2010 and beyond; 20-year extensions of the operating licenses for both units at PPL’s Susquehanna nuclear plant; recognition of PPL’s strong operating performance by the U.K. regulator in a rate review for the next five-year period; decisions to move ahead with major hydroelectric expansions in Pennsylvania and Montana; and the on-time and under-budget installation of major emission-control equipment at one of PPL’s large coal-fired power plants in Pennsylvania.

PPL also reaffirmed its 2010 earnings forecast of $3.10 to $3.50 per share. “We feel confident that the hedges put in place under our multiyear hedging program will provide significant value in 2010, allowing us to continue to forecast very strong financial performance for the year,” Miller said.

2009 Earnings Details

PPL’s 2009 reported earnings included total net special item charges of $0.87 per share, compared with total net special item credits of $0.45 per share in 2008. The major special item charge in 2009 was $0.59 per share for energy-related economic activity, primarily resulting from the reversal in 2009 of hedge ineffectiveness gains recorded in 2008.

Adjusting for special items, PPL’s 2009 earnings from ongoing operations declined by approximately 3 percent, compared with 2008 results, due primarily to less favorable currency exchange rates in its international delivery business segment and lower margins in its Pennsylvania delivery segment. Partially offsetting these earnings declines were higher wholesale energy margins in PPL’s supply business segment in both the eastern and western U.S.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that is adjusted for special items. Special items include the impact of energy-related economic activity (principally unrealized impacts of economic activity and the ineffective portion of qualifying cash flow hedges), as well as other impacts fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)

	2009	2008	% Change
Reported Earnings	$407	$930	-56%
Reported Earnings per Share	$1.08	$2.47	-56%
Earnings from Ongoing Operations	$738	$761	-3%
Per Share Earnings from Ongoing Operations	$1.95	$2.02	-3%

(See the tables at the end of this news release for details as to all special items and the reconciliation of earnings from ongoing operations to reported earnings.)

Fourth-quarter 2009 Earnings Results

For the fourth quarter of 2009, PPL announced reported earnings of $0.40 per share, a 46 percent decline compared with a year ago. Reported earnings for the current quarter included net special item charges totaling $0.12 per share, compared with net special item credits totaling $0.28 per share a year ago.

Adjusting for special items, PPL’s fourth-quarter 2009 earnings from ongoing operations were $0.52 per share, a 13 percent increase over a year ago. This quarterly increase was primarily due to higher wholesale energy margins in the supply business segment in both the eastern and western U.S. and higher electricity delivery margins and lower U.S. income taxes in the international delivery business segment.

(Dollars in millions, except for per share amounts)

	4Q 2009	4Q 2008	% Change
Reported Earnings	$153	$277	-45%
Reported Earnings per Share	$0.40	$0.74	-46%
Earnings from Ongoing Operations	$198	$175	+13%
Per Share Earnings from Ongoing Operations	$0.52	$0.46	+13%

(See the tables at the end of this news release for details as to all special items and the reconciliation of earnings from ongoing operations to reported earnings.)

Annual and Fourth-quarter Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the year and for the fourth quarter of 2009 compared with the same periods of 2008.

	Year		4th Quarter
	2009	2008	2009	2008
	(per share)		(per share)
Earnings from Ongoing Operations

Supply	$0.88	$0.81	$0.25	$0.21
Pennsylvania Delivery	0.35	0.44	0.09	0.10
International Delivery	0.72	0.77	0.18	0.15
Total	$1.95	$2.02	$0.52	$0.46

Special Items

Supply	$(0.77)	$0.46	$(0.11)	$0.28
Pennsylvania Delivery	(0.02)	(0.01)	(0.01)	-
International Delivery	(0.08)	-	-	-
Total	$(0.87)	$0.45	$(0.12)	$0.28

Reported Earnings

Supply	$0.11	$1.27	$0.14	$0.49
Pennsylvania Delivery	0.33	0.43	0.08	0.10
International Delivery	0.64	0.77	0.18	0.15
Total	$1.08	$2.47	$0.40	$0.74

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing and trading operations of PPL Energy Supply.

Earnings from ongoing operations for PPL’s supply business segment in 2009 increased by $0.07 per share compared with 2008. This increase was primarily due to significant trading losses incurred in 2008, which were caused by the dramatic decline in wholesale energy prices and lack of market liquidity that accompanied the severe contraction of global financial markets.

Other positive drivers of energy margins for the supply business segment in 2009 included higher value from PPL’s generation portfolio, partially offset by lower net margins from load-following agreements due to lower customer demand, higher operation and maintenance expenses, and higher depreciation.

Earnings from ongoing operations for PPL’s supply business segment increased by $0.04 per share in the fourth quarter of 2009 compared with a year ago. This increase was driven primarily by the same factors that affected this business segment’s annual results.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric delivery operations of PPL Electric Utilities and included the delivery operations of PPL’s natural gas and propane businesses prior to their divestiture in October 2008.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in 2009 declined by $0.09 per share compared with 2008. This decline was primarily the result of lower delivery revenue due to milder weather and the economy, higher financing costs, and the divestiture of PPL’s natural gas and propane businesses in 2008.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined in the fourth quarter of 2009 by $0.01 per share compared with a year ago. This decline was primarily due to higher operation and maintenance expenses.

International Delivery Segment
PPL’s international delivery business segment primarily includes the regulated electricity delivery operations of Western Power Distribution in the U.K.

Earnings from ongoing operations for PPL’s international delivery business segment in 2009 declined by $0.05 per share compared with 2008. This decline was primarily the net result of less favorable currency exchange rates, which was partially offset by lower financing costs, lower U.K. income taxes and higher electricity delivery margins.

Earnings from ongoing operations for PPL’s international delivery business segment increased in the fourth quarter of 2009 by $0.03 per share compared with a year ago. This increase was primarily the net result of higher electricity delivery margins and lower U.S. income taxes, partially offset by a less favorable currency exchange rate.

2010 Earnings Forecast by Business Segment

Earnings (per share)	2010 (forecast)	2009 (actual)
	Midpoint	Ongoing operations

Supply	$2.55	$0.88
Pennsylvania Delivery	0.27	0.35
International Delivery	0.48	0.72
Total	$3.30	$1.95

PPL is reaffirming its 2010 earnings forecast of $3.10 to $3.50 per share. This forecast reflects the following key expectations by business segment.

Supply Segment
PPL projects higher earnings from its supply business segment in 2010 compared with 2009 due to strong growth in energy margins. The forecast for strong growth in energy margins is based on hedged power and fuel prices as well as established capacity prices in the PJM Interconnection. These positive factors are expected to be partially offset by higher depreciation, higher financing costs, and higher operation and maintenance expenses.

Pennsylvania Delivery Segment
PPL projects lower earnings from its Pennsylvania delivery business segment in 2010 compared with 2009 as a net result of lower electricity distribution margins, primarily due to continued slow economic growth and weak customer demand; higher operation and maintenance expenses; and lower financing costs.

International Delivery Segment
PPL projects lower earnings from its international delivery business segment in 2010 compared with 2009 as a result of higher income taxes, higher operation and maintenance expenses, and higher financing costs. These negative factors are expected to be partially offset by higher electricity delivery margins and a more favorable currency exchange rate.

PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about annual and fourth-quarter 2009 financial results at 9 a.m. EST Friday, Feb. 5. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID# 52833844).

“Earnings from ongoing operations” should not be considered as an alternative to reported earnings, or net income attributable to PPL, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides them with management’s view of PPL’s fundamental earnings performance as another criterion in making their investment decisions. PPL’s management also uses “earnings from ongoing operations” in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:
•	The impact of energy-related economic activity (as discussed below).
•	Foreign currency-related economic hedges.
•	The impact of sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust).
•	Workforce reduction and other restructuring impacts.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Energy-related economic activity includes the changes in fair value of positions used to hedge a portion of the economic value of PPL’s generation assets, load-following and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power). Also included in this special item are the ineffective portion of qualifying cash flow hedges and the premium amortization associated with options classified as economic activity. These items are included in ongoing earnings over the delivery period that was hedged. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses, marketing performance, hedging, regulation, exchange rates, corporate strategy, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2009	2008 (b)
Assets
Cash and cash equivalents	$801	$1,100
Price risk management assets - current	2,157	1,224
Assets held for sale	127
Other current assets	1,667	2,059
Investments	613	522
Property, plant and equipment
Electric plant	21,151	20,033
Gas and oil plant	68	68
Other property	166	156
	21,385	20,257
Less: accumulated depreciation	8,211	7,882
	13,174	12,375
Regulatory assets	531	763
Goodwill and other intangibles	1,421	1,400
Price risk management assets - noncurrent	1,274	1,392
Other noncurrent assets	400	570
Total assets	$22,165	$21,405

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$639	$1,375
Price risk management liabilities - current	1,502	1,324
Other current liabilities	2,041	1,625
Long-term debt (less current portion)	7,143	7,142
Deferred income taxes and investment tax credits	2,153	1,761
Price risk management liabilities - noncurrent	582	836
Accrued pension obligations	1,283	899
Other noncurrent liabilities	1,007	1,047
Common stock and capital in excess of par value	2,284	2,200
Earnings reinvested	3,749	3,862
Accumulated other comprehensive loss	(537)	(985)
Noncontrolling interests	319	319
Total liabilities and equity	$22,165	$21,405

(a) The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to
PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

(b) Certain amounts from 2008 have been reclassified to conform to the current year presentation.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended December 31,		Year Ended December 31,
	2009 (a)	2008 (a)(b)	2009 (a)	2008 (a)(b)

Operating Revenues
Utility	$1,001	$1,006	$3,902	$4,114
Unregulated retail electric and gas	44	41	152	151
Wholesale energy marketing (c)
Realized	727	678	3,291	2,288
Unrealized economic activity	(162)	695	(229)	1,056
Net energy trading margins	15	(39)	17	(121)
Energy-related businesses	102	125	423	519
Total Operating Revenues	1,727	2,506	7,556	8,007
Operating Expenses
Operation
Fuel	223	350	931	1,084
Energy purchases (c)
Realized	587	508	2,636	1,634
Unrealized economic activity	(100)	396	155	553
Other operation and maintenance	381	328	1,424	1,423
Amortization of recoverable transition costs	77	76	304	293
Depreciation	126	113	469	458
Taxes, other than income	71	64	280	288
Energy-related businesses	98	120	396	481
Total Operating Expenses	1,463	1,955	6,595	6,214
Operating Income	264	551	961	1,793
Other Income - net	11	23	49	55
Other-Than-Temporary Impairments		20	18	36
Interest Expense	102	120	396	455
Income from Continuing Operations Before Income Taxes	173	434	596	1,357
Income Taxes	29	153	130	430
Income from Continuing Operations After Income Taxes	144	281	466	927
Income (Loss) from Discontinued Operations (net of income taxes)	13	1	(40)	23
Net Income	157	282	426	950
Net Income Attributable to Noncontrolling Interests	4	5	19	20
Net Income Attributable to PPL Corporation	$153	$277	$407	$930

Amounts Attributable to PPL Corporation:
Income from Continuing Operations After Income Taxes	$140	$276	$447	$907
Income (Loss) from Discontinued Operations (net of income taxes)	13	1	(40)	23
Net Income	$153	$277	$407	$930

Earnings Per Share of Common Stock - Basic
Earnings from Ongoing Operations	$0.52	$0.46	$1.95	$2.03
Special Items	(0.12)	0.28	(0.87)	0.45
Net Income Available to PPL Corporation Common Shareowners	$0.40	$0.74	$1.08	$2.48

Earnings Per Share of Common Stock - Diluted
Earnings from Ongoing Operations	$0.52	$0.46	$1.95	$2.02
Special Items	(0.12)	0.28	(0.87)	0.45
Net Income Available to PPL Corporation Common Shareowners	$0.40	$0.74	$1.08	$2.47

Weighted-Average Shares of Common Stock Outstanding (thousands)
Basic	376,910	374,388	376,082	373,626
Diluted	377,252	374,720	376,406	374,901

(a) Earnings in the 2009 and 2008 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b) Certain amounts from 2008 have been reclassified to conform to the current year presentation.

(c) Includes energy-related contracts to hedge future cash flows that are not eligible for hedge accounting, or where hedge accounting is not elected.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Year Ended
	December 31,
	2009	2008

Cash Flows from Operating Activities
Net Income	$426	$950
Adjustments to reconcile net income to net cash provided
by operating activities:
Pre-tax gain from the sale of Maine hydroelectric generation business	(38)
Depreciation	471	461
Amortization of recoverable transition costs and other	389	383
Defined benefits	(115)	(100)
Impairment of assets	127	105
Gain on the sale of emission allowances	(2)	(6)
Deferred income taxes and investment tax credits	104	43
Unrealized (gains) losses on derivatives, and other hedging activities	329	(279)
Changes in current assets and current liabilities	106	(9)
Other operating activities	55	41
Net cash provided by operating activities	1,852	1,589

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,225)	(1,418)
Proceeds from the sale of Maine hydroelectric generation business	81
Proceeds from the sale of gas and propane businesses		303
Net expenditures for intangible assets	(72)	(313)
Net proceeds from (purchases of) other investments	154	(95)
Net (increase) decrease in restricted cash and cash equivalents	218	(71)
Other investing activities	(36)	(33)
Net cash used in investing activities	(880)	(1,627)

Cash Flows from Financing Activities
Net issuances (retirements) of long-term debt	(718)	667
Repurchase of common stock		(38)
Payment of common stock dividends	(517)	(491)
Net increase (decrease) in short-term debt	(52)	588
Other financing activities	16	(5)
Net cash provided by (used in) financing activities	(1,271)	721

Effect of Exchange Rates on Cash and Cash Equivalents		(13)

Net Increase (Decrease) in Cash and Cash Equivalents	(299)	670
Cash and cash equivalents at beginning of period	1,100	430

Cash and cash equivalents at end of period	$801	$1,100

Key Indicators

	Year Ended
	December 31,
Financial	2009	2008

Dividends declared per share	$1.38	$1.34
Book value per share (a)	$14.57	$13.55
Market price per share (a)	$32.31	$30.69
Dividend yield (a)	4.3%	4.4%
Dividend payout ratio (b)	128%	54%
Dividend payout ratio - earnings from ongoing operations (b)(c)	71%	66%
Price/earnings ratio (a)(b)	29.9	12.4
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	16.6	15.2
Return on average common equity	7.48%	16.88%
Return on average common equity - earnings from ongoing operations (c)	13.61%	14.46%

(a) End of period.
(b) Based on diluted earnings per share.
(c) Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales

	3 Months Ended December 31,			Year Ended December 31,
			Percent			Percent
(millions of kwh)	2009	2008	Change	2009	2008	Change

Domestic Retail
Delivered (a)	8,630	9,032	(4.5%)	36,717	38,058	(3.5%)
Supplied	9,164	9,631	(4.8%)	38,912	40,374	(3.6%)

International Delivered
United Kingdom	6,552	6,835	(4.1%)	26,358	27,724	(4.9%)

Domestic Wholesale
East	7,076	7,367	(4.0%)	27,522	28,614	(3.8%)
West
NorthWestern Energy	571	622	(8.2%)	2,270	2,491	(8.9%)
Other West	2,414	2,848	(15.2%)	9,196	11,607	(20.8%)

(a) Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.

Reconciliation of Business Segment Earnings from Ongoing Operations to Reported Earnings (Diluted)

4th Quarter 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$94	$34	$70	$198	$0.25	$0.09	$0.18	$0.52
Special Items
Energy-related economic activity	(57)			(57)	(0.15)			(0.15)
Foreign currency-related economic hedges - unrealized impacts			3	3			0.01	0.01
Sales of assets	19		(3)	16	0.05		(0.01)	0.04
Impairments	(5)			(5)	(0.01)			(0.01)
Other:
Change in tax accounting method related to repairs	4	(3)		1	0.01	(0.01)
Montana streambed litigation	(3)			(3)	(0.01)			(0.01)
Total Special Items	(42)	(3)		(45)	(0.11)	(0.01)		(0.12)
Reported Earnings	$52	$31	$70	$153	$0.14	$0.08	$0.18	$0.40

Year-to-Date December 31, 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$333	$133	$272	$738	$0.88	$0.35	$0.72	$1.95
Special Items
Energy-related economic activity	(225)			(225)	(0.59)			(0.59)
Foreign currency-related economic hedges - unrealized impacts			1	1
Sales of assets	(15)		(27)	(42)	(0.04)		(0.07)	(0.11)
Impairments	(23)	(1)	(1)	(25)	(0.06)			(0.06)
Workforce reduction	(6)	(5)	(2)	(13)	(0.01)	(0.01)	(0.01)	(0.03)
Other:
Change in tax accounting method related to repairs	(21)	(3)		(24)	(0.06)	(0.01)		(0.07)
Montana streambed litigation	(3)			(3)	(0.01)			(0.01)
Total Special Items	(293)	(9)	(29)	(331)	(0.77)	(0.02)	(0.08)	(0.87)
Reported Earnings	$40	$124	$243	$407	$0.11	$0.33	$0.64	$1.08

Reconciliation of Business Segment Earnings from Ongoing Operations to Reported Earnings (Diluted)

4th Quarter 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$78	$39	$58	$175	$0.21	$0.10	$0.15	$0.46
Special Items
Energy-related economic activity	130			130	0.35			0.35
Sales of assets		(1)		(1)
Impairments	(25)			(25)	(0.07)			(0.07)
Workforce reduction	(1)		(1)	(2)
Total Special Items	104	(1)	(1)	102	0.28			0.28
Reported Earnings	$182	$38	$57	$277	$0.49	$0.10	$0.15	$0.74

Year-to-Date December 31, 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$303	$167	$291	$761	$0.81	$0.44	$0.77	$2.02
Special Items
Energy-related economic activity	251			251	0.67			0.67
Sales of assets		(6)		(6)		(0.01)		(0.01)
Impairments	(57)			(57)	(0.16)			(0.16)
Workforce reduction	(1)		(1)	(2)
Other:
Synfuel tax adjustment	(13)			(13)	(0.04)			(0.04)
Off-site remediation of ash basin leak	1			1
Montana basin seepage litigation	(5)			(5)	(0.01)			(0.01)
Total Special Items	176	(6)	(1)	169	0.46	(0.01)		0.45
Reported Earnings	$479	$161	$290	$930	$1.27	$0.43	$0.77	$2.47